EXHIBIT 2
                                                                       ---------

                                                                  EXECUTION COPY
                                 PROMISSORY NOTE
                              AND PLEDGE AGREEMENT


$2,639,510.00                                                       June 8, 1998


         FOR VALUE RECEIVED, BRYNWOOD PARTNERS III L.P., a Delaware limited partnership ("Maker") hereby promises to pay to the order of NOEL GROUP, INC., a Delaware corporation, or its assigns (hereinafter called "Payee") the principal sum of TWO MILLION SIX HUNDRED THIRTY NINE THOUSAND FIVE HUNDRED TEN DOLLARS ($2,639,510.00) (the "Principal Amount") in lawful money of the United States of America.

         The Principal Amount shall be payable in full, together with interest on the Principal Amount compounded annually at a rate per annum equal to 6% on July 23, 1998.

         The following additional terms shall govern this Promissory Note and Pledge Agreement (this "Note"):

         1. Principal together with accrued and unpaid interest in respect of this Note shall be paid in lawful currency of the United States, in immediately available funds, at the principal executive offices of Payee, 667 Madison Avenue, Suite 2500, New York, New York 10021, or at such other place or to such other person as Payee may designate in a written notice to Maker.

         2. As security for the full, prompt and complete payment of all principal and interest on this Note, Maker hereby pledges, assigns and grants to Payee a continuing security interest in the shares of the Common Stock of Lincoln Snacks Company (the "Shares") acquired by Maker pursuant to the Stock Purchase Agreement of even date herewith between Maker and Payee (the "Purchase Agreement"), together with the cash and non-cash proceeds of such Shares, and hereby assigns to Payee the right to receive all such cash and non-cash proceeds, including without limitation distributions of cash, securities or other property in respect of the Shares (such Shares together with all such cash and non-cash proceeds thereof being hereinafter referred to as the "Collateral").

         3. So long as no Event of Default (as hereinafter defined) has occurred and is continuing, Maker shall be entitled to exercise any voting or other rights of ownership in respect of the Collateral not inconsistent with the terms and provisions hereof.




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         4. Any and all cash  received  by Maker in  respect  of the  Collateral
(whether in respect of dividends or otherwise) shall promptly be paid over to Payee in prepayment of the indebtedness represented by this Note.

         5. Any securities or other property, other than cash, received by Maker in respect of the Collateral, including without limitation any securities or other property distributed in respect of the Company Shares or received in exchange for or in addition to the Collateral pursuant to any merger, consolidation or dissolution, shall promptly be delivered in pledge to Payee to be held by Payee as part of the Collateral. Until the repayment in full of all principal due under this Note, all Proceeds (as defined in Section 9-306(1) of the Uniform Commercial Code of the State of New York) in respect of the Collateral received by Maker and not pledged in accordance with this Paragraph or applied as a prepayment in accordance with Paragraph 4 above shall be deemed to be held in trust by Maker and as Collateral hereunder for the benefit of Payee.

         6. The obligations of Maker hereunder are absolute and unconditional and payment of the Principal Amount hereof shall not be subject to any defense, counterclaim or right of set-off. This is a full recourse Note.

         7. Maker hereby represents and warrants that:

                    a. Immediately following the Closing (as defined in the Purchase Agreement), and at all times thereafter until all amounts due under this Note shall have been paid in full, Maker will be the sole beneficial owner of the Collateral free and clear of all liens, charges and encumbrances other than those created hereby and that, upon the deposit and pledge hereunder, Payee has acquired a valid, enforceable security interest therein and lien thereon;

                    b. Maker has not granted, and until all amounts due under this Note have been paid in full Maker will not grant, to any person other than Payee any interest in the Collateral, whether superior to, equal to or inferior to the rights of Payee therein; and

                    c. Neither the execution and delivery of this Note nor the performance of any of the terms hereof constitute or will constitute a material breach of or a default under any law, rule, regulation, contract, agreement or arrangement applicable to Maker.

         8. The following shall constitute an "Event of Default" within the meaning of this Note:

                    a. Maker shall fail or refuse to make payment in full of any amount due hereunder when the same shall become due; or




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                    b. Maker shall default under any material  obligation to any lender of Maker and such lender declares a default or otherwise accelerates payment against Maker; or

                    c. (i) Maker shall make a general assignment for the benefit of its creditors, (ii) the adjudication in bankruptcy of Maker, (iii) the filing of a voluntary petition by Maker under any of the provisions of the United States bankruptcy code or similar laws of any jurisdiction, (iv) the filing of any answer or other pleading admitting the material allegations of any petition filed against Maker in any bankruptcy, insolvency or other such proceeding, (v) the filing of a petition against Maker under any of the provisions of any bankruptcy laws of the United States or similar laws of any jurisdiction, or (vi) the petition for, or the appointment of, or possession by, a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Maker or any substantial part of its properties or assets.

         9. In the event of and during the continuance of an Event of Default as defined in Paragraph 8(a) or 8(b), Payee may declare the unpaid Principal Amount of this Note and all accrued interest hereunder to be immediately due and payable, and in the event of the occurrence of an Event of Default as defined in Paragraph 8(c), the unpaid Principal Amount of this Note and all accrued interest hereunder shall automatically, without any action on the part of Payee, become immediately due and payable, in each case without presentment, demand, protest or any notice of any kind, all of which are hereby waived. Upon the occurrence of an Event of Default, Payee, in addition to any other rights it may have, shall have the right at any time and from time to time to sell, resell, assign and deliver, in its discretion, all or any of the Collateral in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which the Collateral or any of them may be listed, or at public or private sale, for cash, upon credit or for future delivery. Payee may purchase all or any of the Collateral being sold. No demand, advertisement or notice shall be required in connection with any sale or other disposition of any part of the Collateral which is listed on a recognized securities exchange or traded in the over-the-counter market and reported in the National Association of Securities Dealers Automated Quotation System; otherwise Payee shall give Maker at least twenty (20) calendar days' prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice Maker agrees is reasonable. Payee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Maker shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers' and attorneys' fees, and after deducting such costs and expenses from the proceeds of sale, Payee shall apply any residue to the payment of the indebtedness or obligations of Maker under this Note, and Maker shall


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continue to be liable for any deficiency.  The balance,  if any, remaining after payment in full of all of such indebtedness shall be paid to Maker, subject to any duty of Payee imposed by law to the holder of any subordinate security interest in the Collateral known to Payee. Payee, in addition to all other rights or remedies which it may have, shall have all of the rights and remedies of a secured party upon default under the Uniform Commercial Code of the State of New York and under any other applicable law. Payee may exercise any or all of the rights which it may have in the premises in any order, from time to time, and shall not be obligated to exercise any of such rights. No failure to exercise any right shall operate as a waiver and no waiver, consent or agreement given in any instance shall adversely effect the rights of Payee in any other instance.

         10. Maker recognizes that Payee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, or in applicable Blue Sky or other state securities laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Maker agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that Payee has no obligation to delay the sale of any such Collateral for the period of time necessary to permit the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws.

         11. The remedies provided herein in favor of Payee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Payee existing at law or in equity. Payee shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody thereof of any securities representing such Collateral that are actually in its possession. No delay on the part of Payee in exercising any of its options, powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof.

         12. Upon payment in full of all indebtedness of Maker hereunder, Maker shall be entitled to the return of all of the Collateral which has not been used or applied toward the payment of such indebtedness. The return by Payee to Maker of such Collateral and other property shall be without representation or warranty of any nature whatsoever and wholly without recourse.

         13. The Maker shall at any time and from time to time upon the request of the holder of this Note, execute and deliver such further powers, authorities, proxies, and other documents and do such further acts and things as the holder of this Note may reasonably request in order to offset the purposes hereof.




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         14. Maker shall,  upon request,  pay all of the reasonable  expenses of
Payee in connection with the enforcement of any rights of Payee under this Note.

         15. This Note shall in all respects be governed by the laws of the State of New York applicable to contracts made and to be performed entirely in such State and any proceeding relating to this Note or any other indebtedness secured may be brought only in the federal or state courts sitting in that state, to the jurisdiction and venue of which the parties hereby submit. This Note may not be altered or amended, except by a writing duly signed by the party against whom such alteration or amendment is sought to be enforced.

         16. This Note may be prepaid in part or in full at any time without penalty. All prepayments shall be applied first to the payment of accrued and unpaid interest and, second, to the reduction of principal.

         17. Maker hereby waives presentment for payment, demand, notice of dishonor, notice of protest and protest and all other notices and demands in connection with the delivery, acceptance, performance or default of this Note.

                                          BRYNWOOD PARTNERS III L.P.

                                          By:  BRYNWOOD MANAGEMENT III L.P.
                                               its General Partner

                                          /s/ Hendrik J. Hartong, Jr.
                                          --------------------------------------
                                          Hendrik J. Hartong, Jr.
                                          A General Partner of Brynwood
                                          Management III L.P.

THIS IS A FULL RECOURSE NOTE. PAYEE IS NOT OBLIGATED TO RESORT TO THE COLLATERAL AND MAKER IS RESPONSIBLE FOR THE ENTIRE PRINCIPAL AND INTEREST OF THIS NOTE, INCLUDING ANY DEFICIENCY IN THE EVENT PAYEE DOES RESORT TO THE COLLATERAL.